Exhibit 2.3


GAYLORD COMPANIES, INC. PLAN OF REORGANIZATION CONFIRMED

COLUMBUS, OHIO - July 27, 1998 - Gaylord Companies, Inc. (OTC Bulletin Board:
GJCO) today announced that the Amended Plan of Reorganization of Gaylord Companies, Inc. and its subsidiaries The Cookstore, Inc., and the Cookstore Worthington, Inc., dated June 24, 1998, was confirmed by the United States Bankruptcy Court for the Southern District of Ohio (Eastern Division) on July 10, 1998.

The Plan was sponsored by Cambridge Holdings, LLC, a New York-based merchant bank. Gaylord and each of its six subsidiaries filed petitions for relief under Chapter 11 of the Bankruptcy Code on November 13, 1997, after efforts to raise additional capital failed.

Gaylord, founded over 20 years ago, is a specialty retailer of quality cookware and serving equipment, cooking accessories and certain select food products, as well as cookbooks and food-related publications, in specialty retail stores. Gaylord was also formerly a specialty retailer of books in a separate bookstore operation which was spun-off in a separate transaction. Upon the effective date of the Plan of Reorganization, the reorganized Gaylord will merge with Home Retail Acquisition Corp., a special-purpose vehicle owned in part by Cambridge and its affiliates, and will be renamed Home Retail Holdings, Inc.

Cambridge Holdings is a merchant bank that specializes in working with troubled companies, misunderstood industries and mis-financed asset classes. The firm focuses on opportunities that offer an arbitrage between the inefficiencies that exist between certain industries/companies and the capital markets. The firm targets opportunities where profits can be increased through the addition of capital to augment an existing strategy, improvements in existing operations, introduction of new product lines or services or acquisitions in industry consolidations.

Certain statements contained in this release are not historical and may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Many factors could cause the events in such forward looking statements not to occur, or to occur in a manner materially different from that contemplated by such forward looking statements, including the inability of the company to implement the confirmed plan. Accordingly, actual results could differ materially from those contemplated in such forward-looking statements.

CONTACT: Gaylord Companies, Inc., Greg E. Dukoff, 614-771-2777
         Cambridge Holdings, LLC., David E. Danovitch, 212-508-6509

                                  207